Exhibit 10.1
Execution Copy
September 16, 2010
Franklin Credit Holding Corporation
Franklin Credit Management Corporation
101 Hudson Street, 25th Floor
Jersey City, New Jersey 07302
Attention: Thomas J. Axon, Chairman
Dear Tom:
We have discussed (1) a proposed sale of substantially all consumer loans (the “Loan Sale”) presently owned by Franklin Mortgage Asset Trust 2009-A (“Seller”), an indirect subsidiary of The Huntington National Bank (“Huntington”), to a company or trust controlled by Thomas J. Axon to be established (“Purchaser”) pursuant to terms agreeable to Seller and Purchaser, (2) Huntington’s consent to the sale, restructuring or spin off, which shall be subject to Huntington’s prior approval (the “Restructuring”) by Franklin Credit Holding Corporation (“Holding”) of its ownership interests in its servicer subsidiary, Franklin Credit Management Corporation (whether before or after the Restructuring, “FCMC”), (3) Huntington’s efforts as Administrative Agent under the Legacy Credit Agreement (as defined below) to obtain consent of the requisite lenders to release the security interest in the capital stock in FCMC in exchange for certain payments described below, to release FCMC from its obligations under a certain limited guaranty agreement, to release certain mortgages in favor of Huntington as Administrative Agent on certain real estate owned by FCMC, and the release of a limited amount of cash collateral (collectively, the “Collateral Release”), and (4) the extension of maturity (“Extension”) of the Licensing Credit Agreement (as defined below) to September 30, 2011. With respect to the Loan Sale, the Restructuring, the Collateral Release and the Extension, Seller, Huntington, in its capacity as Administrative Agent and a Lender under each of the Licensing Credit Agreement and the Legacy Credit Agreement, Holding, FCMC and Thomas J. Axon (“Axon”) hereby agree to the terms and conditions of this letter agreement and the summary of terms in Annex A and each exhibit and schedule attached hereto or thereto (together, this “Restructure Agreement”). The agreements of the parties herein shall be subject to the consummation, no later than September 22, 2010, of all of the actions and transactions, the terms of which are set forth in Annex A, including but not limited to the Loan Sale, the payments of the amounts specified herein in connection with release of the pledged stock in FCMC and the release of certain other real property mortgaged to Huntington as Administrative Agent and the execution and delivery of agreements, certificates, instruments, release documents and the other loan documents described herein or otherwise contemplated by this Restructure Agreement, in all respects satisfactory to Huntington and, as applicable, the requisite lenders. The failure of FCMC, Holding, Purchaser, Axon or any affiliate thereof to consummate any of such actions and transactions on or before September 22, 2010, shall permit Huntington and Seller, in their sole discretion, to terminate this Restructure Agreement in whole or in part without any notice or cure.

Huntington, Seller, FCMC, Holding and Axon agree that this Restructure Agreement is for their confidential use only and will not be disclosed by any of them to any person other than their accountants, attorneys, and other advisors, and then only in connection with the transactions contemplated hereby and on a confidential basis, except that Huntington, Seller, FCMC, Holding and Axon may make such public disclosures of the terms and conditions hereof as they are required by law to make, in the opinion of their counsel.
This Restructure Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. Delivery of an executed counterpart of this Restructure Agreement by telecopier or PDF shall be effective as delivery of a manually executed counterpart of this Restructure Agreement.
Promptly after full execution and delivery of this Restructure Agreement by all parties, the parties shall commence preparation of definitive documentation that provides for the transactions described herein.
We hereby refer to the following existing agreements:
(1) a certain Amended and Restated Credit Agreement (Licensing) dated March 31, 2009, among The Huntington National Bank, as Administrative Agent, The Huntington National Bank, and Huntington Finance LLC, as lenders, and Franklin Credit Management Corporation and Franklin Credit Holding Corporation, as borrowers (as amended prior to the date hereof, the “Licensing Credit Agreement”); and
(2) a certain Amended and Restated Credit Agreement dated March 31, 2009, among The Huntington National Bank, as Administrative Agent, The Huntington National Bank, Huntington Finance LLC, M&I Marshall & Ilsley Bank and BOS (USA) Inc., as lenders, and Franklin Credit Asset Corporation, Franklin Asset, LLC and multiple subsidiary borrowers, as borrowers (as amended prior to the date hereof, the “Legacy Credit Agreement”).
The agreements of Huntington and Seller hereunder are made solely for the benefit of the parties hereto and may not be relied upon or enforced by any other person. The terms and conditions of this Restructure Agreement may be modified only in writing.
Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Restructure Agreement or the transactions contemplated hereby or the actions of Huntington or Seller in the negotiation, performance or enforcement hereof.
Please evidence your acceptance of the provisions of this Restructure Agreement by signing a copy of this Restructure Agreement and returning it to the undersigned at or before 5:00 p.m. (eastern time) on September 16, 2010, the time at which this Restructure Agreement (if not so accepted prior thereto) will expire.

THE HUNTINGTON NATIONAL BANK

By:	/s/ David L. Abshier

Name:	David L. Abshier
Title:	Authorized Signer

FRANKLIN MORTGAGE ASSET TRUST 2009-A
By:	The Huntington National Bank, not in its individual capacity, but solely as a Certificate Trustee

By:	/s/ James E. Schultz

Title:	Vice President

ACCEPTED AND AGREED this 16th day of September, 2010

FRANKLIN CREDIT HOLDING CORPORATION

By:	/s/ Thomas J. Axon

Title:	Thomas J. Axon, President

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Thomas J. Axon

Title:	Thomas J. Axon, President

THOMAS J. AXON, ON BEHALF OF BOSCO CREDIT II, LLC

/s/ Thomas J. Axon

Thomas J. Axon, on behalf of Bosco Credit II, LLC

/s/ Thomas J. Axon

Thomas J. Axon, individually,
as Guarantor of the TJA Secured Note defined below, owner of the Guarantor Collateral defined below and an obligor under a Deferred Payment Agreement defined below.
cc: Kevin P. Gildea, Chief Legal Officer

Annex A — Summary of Terms
1.
Consummation of Sale. Seller and Purchaser shall enter into binding agreements regarding the Loan Sale in form acceptable to Seller and Purchaser. Each of Seller and Purchaser shall pay its own transaction costs.

2.
Change in Control and Cross Defaults under Servicing Agreement. In connection with a certain Amended and Restated Servicing Agreement dated August 1, 2010 (the “Servicing Agreement”), between Franklin Mortgage Asset Trust 2009-A, as Owner and FCMC, as Servicer, Franklin Mortgage Asset Trust 2009-A will consent to the change in control of FCMC resulting from the Restructuring and agree to eliminate any “cross-default” provisions in the Servicing Agreement resulting from any default under the Legacy Credit Agreement.

3.
Release of Pledged Stock in FCMC; Release of Real Estate and Certain Cash Collateral. Contemporaneously with the consummation of the Loan Sale, and after obtaining the written agreement of the Required Lenders under the Legacy Credit Agreement, in exchange for (i) the delivery to the Administrative Agent under the Legacy Credit Agreement of $4,000,000 in cash at closing, (ii) the payment by FCMC to Seller of $643,671.20 (an amount equal to servicing fees paid for August 2010 under the Servicing Agreement, which may be paid from the proceeds received from the Stonecrest litigation, and if paid from other resources, such amount shall be released to FCMC from the secured collateral account), (iii) the execution and delivery of a waiver by FCMC of any servicing fees due for September 2010 under the Servicing Agreement in respect of the assets sold in the Loan Sale, and (iv) the execution and delivery of the Deferred Payment Agreement (as defined below), Huntington and the Required Lenders under the Legacy Credit Agreement shall consent to the release of the pledge and security interests of the Administrative Agent in the 70% of the capital stock in FCMC and all distributions made thereunder under the applicable loan documents executed in connection with the Legacy Credit Agreement.

     In addition, subject to having obtained the written agreement of the Required Lenders under the Legacy Credit Agreement, in exchange for the delivery of an additional $1,000,000 in cash paid at closing to the Administrative Agent under the Legacy Credit Agreement, Huntington and the Required Lenders under the Legacy Credit Agreement shall consent to the release of existing mortgages on property owned by FCMC commonly known as (i) Unit 6, 6 Harrison Street, New York, New York, and (ii) 350 Albany Street, New York, New York (collectively, the “FCMC Real Estate”).

     In the event that FCMC is unable to make the $1,000,000 payment required for the release of the FCMC Real Estate by closing of the Loan Sale and the Restructuring, FCMC shall have the option to obtain the release of the FCMC Real Estate from such mortgages by satisfying the following conditions in full: (1) FCMC shall execute and deliver in lieu of such payment, the TJA Secured Note (as defined below), pursuant to which, inter alia, $1,000,000 is paid in cash to the Administrative Agent under the Legacy Credit Agreement no later than November 22, 2010, (2) the existing mortgages on the FCMC Real Estate shall remain in place until such payment is made, and (3) Thomas J. Axon and affiliates shall have executed and delivered the other guaranties and loan documents granting and perfecting liens on the Guarantor Collateral (as defined below), in all respects satisfactory to such Administrative Agent.

4.
Consent of Required Lenders to Collateral Release, Legacy Amendment. The Required Lenders (as defined under the Legacy Credit Agreement) shall have consented to (i) the release of 70% of the capital stock in FCMC and all distributions payable with respect thereto as collateral pursuant to the Legacy Credit Agreement, (ii) the sale or spin off of FCMC in connection with the Restructuring in form satisfactory to Huntington, (iii) the release of FCMC from a certain Limited Recourse Guaranty dated March 31, 2009, and (iv) the release of the mortgages against the FCMC Real Estate pursuant to the terms hereof, in each instance, pursuant to a Second Consent Agreement in form satisfactory to such Required Lenders. In addition, such Required Lenders and the borrowers under the Legacy Credit Agreement shall have executed and delivered to the Administrative Agent under the Legacy Credit Agreement amendments to (i) the Legacy Credit Agreement, inter alia, consenting to a change in control of FCMC, waiving any defaults resulting from the Restructuring and amending the definition of “Collateral” and (ii) a certain Amended and Restated Pledge Agreement dated March 31, 2009, amending certain restrictive covenants regarding FCMC, each in form satisfactory to such Administrative Agent.

5.
TJA Secured Note. To the extent FCMC is unable to make the cash payment called for in the second paragraph of Paragraph 3 above, FCMC shall execute and deliver to the Administrative Agent under the Legacy Credit Agreement, a secured promissory note for $1,000,000 (the “TJA Secured Note”), in form substantially similar to Exhibit 5 attached hereto. The TJA Secured Note shall be due and payable in full to the Administrative Agent under the Legacy Credit Agreement on November 19, 2010, and shall be in form satisfactory to such Administrative Agent. The TJA Secured Note shall be guaranteed by a payment guaranty from Thomas J. Axon, and such guaranty shall be secured by the “Guarantor Collateral” as defined under the Licensing Credit Agreement and shall include the following:

(i) an open end mortgage, assignment of rents and security agreement (“Mortgage”) from James Thomas Realty LLC on certain commercial real property, commonly known as 6 Harrison Street, Unit 5, New York, New York, subject only to a lien in favor of the Communication Workers of America securing Indebtedness not to exceed the principal sum of $550,000; and
(ii) a first and exclusive lien and security interest on each of the following promissory notes secured by Mortgages on certain real property:
(A) promissory note dated June 21, 1994, in the original principal amount of $525,708.41 from 18 Harrison Street Development Associates held by Harrison Street Realty Corp., secured by a first Mortgage on certain commercial real property known as 18 Harrison Street, New York, New York, with an outstanding principal balance of $1,014,098.92 as of the date hereof;
(B) promissory note dated March 25, 2009, in the original principal amount of $1,005,820.10 from 18 Harrison Street Development Associates held by Harrison Street Realty Corp., secured by a second Mortgage on certain commercial real property known as 18 Harrison Street, New York, New York with an outstanding principal balance of $1,005,820.10 as of the date hereof; and

(C) promissory noted dated March 25, 2009, in the original principal amount of $1,315,382 secured by a first Mortgage on commercial real property known as 185 Franklin Street, New York, New York, with an outstanding principal balance of $1,315,382 as of the date hereof.

All of the loan documents evidencing the Guarantor Collateral shall have been amended and modified in form satisfactory to the Administrative Agent under the Legacy Credit Agreement, and all payments made under any of the above promissory notes pledged to such Administrative Agent shall be made directly to such Administrative Agent for application to the TJA Secured Note.

6.
Deferred Payment Agreement. FCMC and Axon shall have executed and delivered to the Administrative Agent for the Legacy Credit Agreement an agreement satisfactory to such Administrative Agent (the “Deferred Payment Agreement”) pursuant to which upon each Transaction (as defined below), FCMC and Axon are obligated to pay to such Administrative Agent, for the benefit of the lenders under the Legacy Credit Agreement, a deferred payment amount equal to (i) ten percent (10%) (each such payment, a “Deferred Payment”) of (ii) (A) the Aggregate Value (as defined below) of such Transaction, minus (B) $4 million from such Aggregate Value in respect of all Transactions. The Deferred Payment Agreement will expire, and any obligation of FCMC and Axon to make Deferred Payments will cease, on March 20, 2019. “Transaction” means the occurrence of any monetizing transaction, dividend or distribution (other than the Restructuring) involving FCMC (or any successor) and shall include any merger, acquisition, consolidation, sale, sale of any substantial asset, stock transfer, reorganization, recapitalization, equity or preferred stock issuance, joint venture or other transaction or series or combination of related transactions in which Axon or any other Equity Holder of FCMC receives a dividend, distribution or proceeds in connection with such Transaction. “Aggregate Value” shall be defined more particularly in the Deferred Payment Agreement and shall include the aggregate value of FCMC implicit in each Transaction, based on the aggregate consideration directly or indirectly paid or payable, in one or more dividends or distributions, whether in cash or stock, to FCMC and any shareholder, partner and member, as well as any holder of options, warrants, convertible securities, phantom equity and similar rights (each an “Equity Holder”) in connection with or as a result of the Transaction (including retained assets and equity). The Deferred Payment Agreement shall provide that any agreement, instrument, certificate or other document evidencing the rights or interests of Axon bear a legend substantially as follows:

THE EQUITY INTERESTS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A DEFERRED PAYMENT AGREEMENT BY AND AMONG FCMC, THE HUNTINGTON NATIONAL BANK, AS ADMINISTRATIVE AGENT AND THE OTHER PARTIES NAMED THEREIN, DATED AS OF SEPTEMBER 22, 2010, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF FCMC. THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE EQUITY INTERESTS IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE EQUITY INTERESTS ARE TRANSFERABLE OR OTHERWISE DISPOSABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

7.
Extension of Licensing Facility. The lender and the borrower under the Licensing Credit Agreement shall have executed and delivered to the Administrative Agent under the Licensing Credit Agreement an amendment to such credit agreement in form satisfactory to such Administrative Agent, inter alia, consenting to a change in control of FCMC, eliminating any “cross-default” provisions in the Licensing Credit Agreement resulting from any default under the Legacy Credit Agreement, conforming the definition of “Collateral” to permit the release of the FCMC Real Estate, removing any requirement to make distributions, and extending the maturity of the letter of credit facility and the revolving facility thereunder to September 30, 2011.

8.
Corporate Authority. By the close of business on September 16, 2010, an officer of FCMC and Holding shall provide and certify that resolutions of their respective boards of directors have been adopted which approve and ratify all of the actions contemplated in this Restructure Agreement.

9.
EBITDA Payment. Upon the closing, in exchange for the payments to be made and the delivery of the instruments and agreements required pursuant to Paragraphs 3, 4, 5 and 6 above, Huntington will agree that the “EBITDA Payment” described in the July Letter Agreement (as defined below), shall no longer be in force or have any effect.

10.
Termination of Servicing Agreement for Loan Sale. FCMC agrees that by execution of this Restructure Agreement FCMC shall be deemed in all respects to have been provided proper, adequate and timely notice of the termination of the Servicing Agreement with respect to the loans being sold pursuant to the Loan Sale, and that in addition to the agreements regarding the refund and waiver of servicing fees contained in Paragraph 3 above, no servicing fees or other amounts with respect to such loans shall be due or payable by Seller to FCMC with respect to any period of time from and after the closing of the Loan Sale.

11.
Agreements under Letter Agreement. Reference is hereby made to a certain letter agreement dated July 16, 2010, (the “July Letter Agreement”) between and among Franklin Credit Holding Corporation, Franklin Credit Management Corporation, Thomas J. Axon, The Huntington National Bank and Franklin Mortgage Asset Trust 2009-A. Except to the extent that paragraphs 9 and 10 hereof amend or modify the July Letter Agreement, all of shall remain as written originally and in full force and effect in accordance with their respective terms, and each of the parties hereto that are parties to the July Letter Agreement hereby ratify and confirm all such the representations, warranties, terms, covenants and conditions of the July Letter Agreement and the other agreements and documents executed in connection therewith, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the parties thereto may have thereunder.